Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the reference to our firm under the caption “Experts” in the Registration Statement Form S-1 Amendment 1 and the use therein of our report dated February 23, 2026 except for Notes 1, 3, and 4 which are April 24, 2026 relating to the audited financial statements of Quantum Leap Acquisition Corp for the period December 5, 2025 (inception) through December 31, 2025, which is part of the Registration Statement. Our report contains an explanatory paragraph regarding Quantum Leap Acquisition Corp’s ability to continue as a going concern.

Adeptus Partners, LLC

Ocean, New Jersey

April 24, 2026